EXHIBIT 10.1
HOMETRUST BANK
FULLY RESTATED EMPLOYMENT AGREEMENT
ANDERSON L. SMITH

THIS FULLY RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), signed as of  May 29, 2014, between ANDERSON L. SMITH (“Executive”) and HOMETRUST BANK (the “Bank”) supersedes and replaces in their entirety the Employment Agreement, dated December 18, 2008, between Jefferson Bancshares, Inc. (“Jefferson”), Jefferson Federal Bank (“JFB”) and Executive and the Employment Agreement dated January 22, 2014 between Executive and the Bank(the “Prior Employment Agreements”), and takes effect on the consummation of the Bank Merger (the “Effective Time”) referenced below.

RECITALS

A.
Jefferson has entered into an Agreement and Plan of Merger (the “Merger Agreement”) with HomeTrust Bancshares, Inc. (“HomeTrust”), the parent of the Bank, pursuant to which Jefferson will be merged into HomeTrust (the “Merger”) and JFB will be merged into the Bank (the “Bank Merger”).

B.	Executive presently serves as President and Chief Executive Officer of Jefferson and JFB and will continue to do so until consummation of the Merger and the Bank Merger.

C.
The Bank desires Executive to be employed by the Bank from and after the Effective Time, under the terms and conditions of this Agreement, and Executive desires to be employed by the Bank from and after the Effective Time, under the terms and conditions of this Agreement.

AGREEMENT

In consideration of the promises set forth in this Agreement, the parties agree as follows.

1.
Change in Control Benefits.  At the Effective Time, in full and complete satisfaction of Executive’s change in control benefits under the Prior Employment Agreement, the Bank shall make a compensatory payment to Executive in the amount of $300,000 and the Bank or HomeTrust shall loan Executive $200,000 to be evidenced by and subject to the provisions of a promissory note, in the form previously furnished to Executive.

2.
Employment; Title.  The Bank agrees to employ Executive, and Executive accepts employment by the Bank on the terms and conditions set forth in this Agreement.  Executive’s title will be Eastern Tennessee Market President.

3.	Effective Time and Term.

a.	Term. The term of this Agreement (“Term”) is two years beginning on the day of the Effective Time.

b.	Abandonment or Termination of the Merger. This Agreement is void if the Merger Agreement is terminated for any reason or Executive dies or becomes disabled before the Effective Time.

4.
Duties.  Executive will faithfully and diligently perform the duties assigned to him, which duties will be consistent with his title and position.  Executive will report directly to the Bank’s Chief Banking Officer (the “CBO”).  The Chief Executive Officer of the Bank (the “CEO”) or the CBO may, from time to time, modify Executive’s performance responsibilities to accommodate management objectives of the Bank.  Executive will assume any additional positions, duties, and responsibilities as may reasonably be requested of him consistent with his title and position without additional compensation.

5.
Extent of Services.  Executive will devote all of his work time, attention and skill to the duties and responsibilities referenced in Section 4.  To the extent that such activities do not interfere with his duties under Section 4, Executive may participate in other businesses as a passive investor and provide services to charitable and community organizations, but (a) Executive may not actively participate in the operation or management of those businesses or organizations, and (b) Executive may not, without the Bank’s prior written consent, make or maintain any investment in a business with which the Bank and/or HomeTrust has an existing competitive or commercial relationship.

6.           Compensation.  Executive shall receive a base salary of not less than $210,000 per year during the Term (“Base Salary”), payable not less frequently than monthly in accordance with the Bank’s regular payroll practices for executives.

7.	Vacation and Benefits.

a.
Vacation and Holidays.  Executive will receive Paid Time Off (PTO) of 30 days each year, excluding holidays.  Executive’s ability to carry over or accumulate PTO will be governed by the Bank’s applicable policies.

b.	Benefits. Executive will be entitled to participate in all benefit and welfare plans and programs of the Bank that are provided to employees of the Bank on a uniform and non-discriminatory basis.

c.	Certain Specific Benefits. Executive shall be entitled to the following benefits:

(i)	Auto Allowance. An automobile allowance of $600 per month.
(ii)	Cell phone. Reimbursement or direct payment of Executive’s cell phone bill in an amount not to exceed $125 per month.
(iii)	Executive Life Insurance. The Bank’s group plan provides for 2x total annual compensation, the same coverage that is provided to other Bank executives.

(iv)
Long Term Disability.  The benefit is 60% of compensation up to a maximum $180,000 benefit amount, with the benefit designed to be received by Executive on a tax-free basis.  At age 65 the benefit goes to 24 months and declines three months every year.

(v)	Qualified Plans. The 401(k) and ESOP plans will provide Executive a potential for significant annual employer funded benefits.
(vi)	SERP Benefit. $15,083 per year payable annually less any required tax withholding for the remainder of the 15 year term which commenced on April 26, 2013.

8.           Termination of Employment.

a.
Termination by Bank for Cause.  If the Bank terminates Executive’s employment for Cause or Executive terminates his employment without Good Reason (defined below) before this Agreement terminates, Executive will be entitled to receive all compensation and benefits earned and expenses reimbursable through the date of termination, and in the case of a termination by the Executive without Good Reason, the remaining SERP Benefit payable annually.  Executive shall have no right to receive compensation or benefits for any period after termination.

b.
Other Termination by Bank.  If the Bank terminates Executive’s employment without Cause before this Agreement terminates, or Executive terminates his employment for Good Reason, then contingent upon Executive’s execution of a release of any and all claims arising out of such termination of his employment, the Bank will pay Executive a lump sum payment equal to the amount of Base Salary remaining to be paid during the Term, plus all compensation and benefits earned and expenses reimbursable through the date of termination, plus the remaining SERP Benefit payable annually.

c.
Death or Disability.  This Agreement terminates (1) if Executive dies or (2) if Executive is unable to perform his duties and obligations under this Agreement for a period of 90 consecutive days as a result of a physical or mental disability arising at any time during the Term, unless with reasonable accommodation Executive could continue to perform his duties under this Agreement and making these accommodations would not pose an undue hardship on the Bank.  If termination occurs under this Section 8(c), Executive or his estate will be entitled to receive all compensation and benefits earned and expenses reimbursable through the date Executive’s employment terminated plus the remaining SERP Benefit payable annually.

d.
Return of Bank Property.  If and when Executive ceases, for any reason, to be employed by the Bank, Executive must return to the Bank all keys, pass cards, identification cards and any other property of the Bank.  At the same time, Executive also must return to the Bank all originals and copies (whether in hard copy, electronic or other form) of any documents, drawings, notes, memoranda, designs, devices, diskettes, tapes, manuals, and specifications which constitute proprietary information or material of the Bank.  The obligations in this Section 8(d) include the return of documents and other materials that may be in his desk at work, in his car, in place of residence, or in any other location under his control.

e.	Cause. “Cause” includes any one or more of the following:

(1)
Executive’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit or willful violation of any law, rule or regulation (other than traffic violations or similar offenses);

(2)	Executive’s intentional failure to perform stated duties;
(3)	The material breach by the Executive of this Agreement;
(4)	Executive being subject to a final cease and desist order;
(5)
The exhibition by the Executive of a standard of behavior within the scope of his employment that is materially disruptive to the orderly conduct of the Bank’s business operations (including, without limitation, substance abuse or sexual misconduct) to a level which, in the Board of Directors’ good faith and reasonable judgment is materially detrimental to the Bank’s best interest, that, if susceptible of cure remains uncured 10 days following written notice to the Executive of such specific inappropriate behavior; or

(6)
The failure of the Executive to devote his full business time and attention to his employment as provided under this Agreement that, if susceptible of cure, remains uncured 10 days following written notice to the Executive of such failure.

In order for the Board of Directors to make a determination that termination shall be for Cause under subpart (6) above, the Board must provide the Executive with an opportunity to meet with the Board in person.

f.	Good Reason. “Good Reason” means any one or more of the following:

(1)	Reduction of Executive’s Base Salary;
(2)
A material diminution in the authority, responsibilities or duties of the Executive in relationship to the authority, duties and responsibilities of other Market Presidents of the Bank on the date hereof, without the Executive’s consent;

(3)	A material breach or violation of this Agreement by the Bank that is not remedied within 10 days after the receipt of written notice by the Bank to cure; or
(4)
A non-consensual relocation or transfer of Executive’s principal place of employment that would require Executive to commute on a regular basis more than thirty (30) miles each way from Morristown, Tennessee.

Provided that the Executive shall provide notice to the Bank of the existence of the condition described above within 30 days of the initial existence of the condition, upon the notice of which the Bank shall have 30 days to remedy the condition.

9.
Confidentiality.  Executive will not, at any time during and after the Term, use for his own purposes or disclose to any other person or entity any confidential business information concerning the Bank or HomeTrust or their business operations, unless (1) the Bank or HomeTrust consents in writing to the use or disclosure of such confidential information; (2) the use or disclosure is consistent with Executive’s duties under this Agreement; (3) disclosure is required by law or court order; or (4) the information is made or otherwise becomes public.  For purposes of this Agreement, confidential business information includes, without limitation, information concerning all aspects of current and future operations, information on asset and investment management practices, marketing plans, pricing structure and technology of either the Bank or HomeTrust.

10.	Restrictive Covenants.

a.
Competitive Activities.  During the period of his employment with the Bank and two years thereafter, Executive will not, directly or indirectly, as a founder, shareholder, director, officer, employee, partner, agent, consultant, creditor or otherwise, provide employment, consulting, advisory or other similar services within a 50 miles radius of any branch or office location of the Bank, to any person or entity engaged in any business that is competitive with the business of the Bank or HomeTrust, as conducted during the Term or as conducted as of the date of termination of employment, including any preliminary steps associated with the formation of a new financial institution.

b.
Non-Interference.  During the period of his employment with the Bank and for two years thereafter, Executive will not, directly or indirectly, encourage or entice, or attempt to encourage or entice, (i) any employee or the Bank or HomeTrust to terminate his/her employment with the Bank or HomeTrust, or (ii) any person or entity to terminate, cancel, rescind, revoke, diminish or reduce the level of its business or contractual relationships with the Bank or HomeTrust.

11.	Enforcement.

a.
The Bank and Executive stipulate that, in light of all the facts and circumstances of the relationship between Executive and the Bank, the agreements referred to in Sections 9 and 10 (including without limitation their scope and duration) are fair and reasonably necessary for the protection of the Bank’s and HomeTrust’s confidential information, goodwill and other protectable interests.  If a court of competent jurisdiction should decline to enforce any of those covenants and agreements, Executive and the Bank request the court to reform these provisions to maximize enforceable.

b.
Executive acknowledges the Bank and/or HomeTrust will suffer immediate and irreparable harm that will not be compensable by damages alone if Executive repudiates or breaches any of the provisions of Section 9 or 10 or threatens or attempts to do so.  For this reason, under these circumstances, the Bank, in addition to and without limitation of any other rights, remedies or damages available to it at law or in equity, will be entitled to obtain temporary, preliminary and permanent injunctions in order to prevent or restrain the breach, and the Bank will not be required to post a bond as a condition for the granting of this relief.

12.
Covenants.  Executive specifically acknowledges the receipt of adequate consideration for the covenants contained in Sections 9 and 10 and that the Bank is entitled to require him to comply with such Sections.  Sections 9, 10 and 11 will survive termination of this Agreement.  Executive represents that if his employment is terminated, whether voluntarily or involuntarily, Executive has experience and capabilities sufficient to enable Executive to obtain employment in areas which do not violate this Agreement and that the Bank’s enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood.

13.	Regulatory Action. Notwithstanding any other provisions of this Agreement:

a.
If Executive is suspended and/or temporarily prohibited from participating in the Bank’s affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (“FDIA”), 12 U.S.C. § 1818(e)(3) and (g)(1), the Bank’s obligations under this Agreement shall be suspended as of the date of service of such notice unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Bank may in its discretion (i) pay Executive all or part of the compensation withheld while its contract obligations were suspended or (ii) reinstate (in whole or in part) any of its obligations which were suspended;

b.
If the Executive is removed and/or permanently prohibited from participating in the conduct of the affairs of a depository institution by an order issued under Section 8(e)(4) or (g)(1) of FDIA, 12 U.S.C. 1818(e)(4) and (g)(1), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected;

c.
If the Bank is in default (as defined in Section 3(x)(1) of the FDIA), all obligations of the Bank under this Agreement shall terminate as of the date of default, but this provision shall not affect any vested rights of the contracting parties; and

d.
All obligations of the Bank under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Bank: (i) by the Comptroller of the Currency or his or her designee(the “OCC”) , at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of FDIA; or (ii) by the OCC, at the time the OCC approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the OCC to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by any such action.

14.	Miscellaneous Provisions.

a.
Tax Withholding.  All actual and deemed compensation payments made to Executive by the Bank or HomeTrust under this Agreement or otherwise shall be subject to the customary tax withholding policies and practices of the Bank and HomeTrust.  Consistent herewith, the Bank and/or HomeTrust may make additional tax withholding from cash compensatory payments to be made to Executive to cover any withholding obligation relating to non-cash compensatory payments or benefits being provided to Executive from the Bank or HomeTrust.

b.
Entire Agreement.  This Agreement constitutes the entire understanding and agreement between the parties concerning its subject matter and supersedes all prior agreements, correspondence, representations, or understandings between the parties relating to its subject matter.

c.
Prior Agreements; Waiver and Release.  This Agreement supersedes and replaces in their entirety any and all previous agreements between Executive and Jefferson, JFB or the Bank regarding compensation or terms of employment of Executive, including, without limitation, the Prior Employment Agreements and any other agreements regarding change in control payments, severance payments, supplemental life insurance benefits, supplemental retirement benefits, and/or other benefits (collectively, the “Prior Agreements”); provided, however, that in the event this Agreement becomes void in accordance with Section 3(b) above, the Prior Agreements between Jefferson, JFB and Executive shall remain in full force and effect.  Executive hereby waives any right or entitlement to any severance payments, compensation, monies, or benefits under the Prior Agreements.  Executive expressly waives and releases the Bank and HomeTrust, from any and all claims or obligations arising out of the Prior Agreements.

d.	Binding Effect. This Agreement will bind and inure to the benefit of the Bank, and its successors and assigns and Executive and his heirs and legal representatives.

e.
Litigation Expenses.  If either party seeks to enforce any provision of this Agreement or to collect any amount claimed to be due under it, the party who has obtained a legal judgment in its favor or settlement will be entitled to reimbursement from the non-prevailing party for any and all of its out-of-pocket expenses and costs including, without limitation, reasonable attorneys’ fees and costs incurred in connection with the enforcement or collection.

f.
Waiver.  Any waiver by a party of its rights under this Agreement must be written and signed by the party waiving its rights.  A party’s waiver of the other party’s breach of any provision of this Agreement will not operate as a waiver of any other breach by the breaching party.

g.	Assignment. The services to be rendered by Executive under this Agreement are unique and personal. Accordingly, Executive may not assign any of his rights or duties under this Agreement.

h.	Amendment. This Agreement may be modified only through a written instrument signed by both parties.

i.	Severability. The provisions of this Agreement are severable. The invalidity of any provision will not affect the validity of other provisions of this Agreement.

j.
Governing Law and Venue.  This Agreement will be governed by and construed in accordance with laws of the state of Tennessee, except to the extent that certain regulatory matters may be governed by federal law.

k.	Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same document.

l.	Counsel Review. Executive acknowledges that he has had the opportunity to consult with independent counsel with respect to the negotiation, preparation, and execution of this Agreement.

m.
IRC Section 409A.  The provisions of this Agreement are intended to comply with Section 409A of the U.S. Internal Code of 1986, as amended, U.S. Treasury regulations issued thereunder, and related U.S. Internal Revenue Service guidance (“409A Rules”).  Such provisions will be interpreted and applied in a manner consistent with the 409A Rules so that payments and benefits provided to Executive hereunder will not, to the greatest extent possible, be subject to taxation under such Section 409A, including payments excluded from the 409A Rules as separation pay on account of an involuntary separation from service or as short-term deferral.  Notwithstanding any contrary provisions hereof, this Agreement may be amended if and to the extent the Bank determines that such amendment is necessary to comply with the 409A Rules.  In addition, each payment hereunder is intended to constitute a separate payment from each other payment for purposes of Treasury Regulation § 1.409A-2(b)(2).

If the Executive is a “Specified Employee” within the meaning of the 409A Rules on the date of the Executive’s separation from service (“Separation Date”), and if an exemption from the six month delay requirement of the 409A Rules is not available, then no such payment shall be made or commence during the period beginning on the Separation Date and ending on the date that is six months following the Separation Date or, if earlier, on the date of the Executive’s death.  The amount of any payment that would otherwise be paid to the Executive during this period shall instead be paid to the Executive on the first day of the first calendar month following the end of the period.

[Signatures appear on following page]

This Fully Restated Employment Agreement is executed as of May 29, 2014.

HOMETRUST BANK

By:	/s/ Dana L. Stonestreet
Dana L. Stonestreet
Its:	President and Chief Executive Officer

EXECUTIVE:

/s/ Anderson L. Smith
Anderson L. Smith